Exhibit 99.2

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY INITIATES EXCHANGE OFFER AND CONSENT SOLICITATIONS TO IMPLEMENT FINANCIAL RESTRUCTURING PLAN SUPPORTED BY MAJOR NOTEHOLDERS AND PREFERRED STOCKHOLDER, AND RECEIVES COMMITMENT FROM BANK OF MONTREAL FOR NEW SENIOR SECURED REVOLVING CREDIT FACILITY

Houston, Texas, November 14, 2011—Dune Energy, Inc. (OTCBB:DUNR) (“Dune”) announced today that it has initiated an offer to purchase $300 million in aggregate principal amount of its 10 1/2% Senior Secured Notes due 2012 (CUSIP NO. 265338 AC 7) (the “existing notes”) in exchange for:

•	an aggregate of approximately 251 million shares of its newly issued common stock,

•

an aggregate of 250,000 shares of its Series C Convertible Preferred Stock, par value $0.01 per share (the “new preferred stock”), which will automatically convert into an aggregate of approximately 3.537 billion shares of common stock when the restructuring transactions are completed and

•	at Dune’s option, either (a) $50 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016 (the “new notes”) or (b) an aggregate cash payment of $50 million.

Holders of existing notes that are exchanged pursuant to the exchange offer will not receive any additional consideration in respect of accrued and unpaid interest on such existing notes.

In conjunction with the exchange offer, Dune is also soliciting consents to the release of all liens securing the existing notes, and the adoption of certain proposed amendments to the indenture governing the existing notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.

The exchange offer is a principal component of Dune’s financial restructuring plan, which is being implemented pursuant to an amended restructuring support agreement with a group of investors that hold approximately 96% of the aggregate principal amount of the existing notes. If fully subscribed, the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the holders of existing notes tendered and exchanged pursuant to the offer.

As part of its overall restructuring efforts, Dune has also entered into a customary commitment letter from BMO Capital Markets Corp. and Bank of Montreal providing for a new $200.0 million senior secured revolving credit facility with an initial borrowing base limit of up to $63.0 million. The commitment letter contemplates Bank of Montreal acting as sole administrative agent for the new credit facility. Bank of Montreal has committed to provide the entire amount of lending under the senior secured revolving credit facility, upon the terms and subject to the conditions set forth in the commitment letter and the related term sheet. The commitment letter and related term sheet contemplate the credit facility being secured by a first priority lien on substantially all of the assets of Dune and its subsidiaries. The same collateral would also be subject to a subordinated lien securing the new notes, with such subordinated lien being subject to the terms of an intercreditor agreement.

The exchange offer will expire immediately after 11:59 p.m., New York City time, on December 13, 2011, unless extended by Dune. Dune may extend the expiration date for any purpose, in accordance with applicable securities laws, including in order to permit the satisfaction or waiver of any or all conditions to the exchange offer. The exchange offer is subject to several conditions. Dune reserves the right to waive any and all such conditions, in whole or in part, subject to the provisions of the restructuring support agreement.

Pursuant to a similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately 64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “existing preferred stock”), Dune has also initiated solicitations of consents from the holders of existing preferred stock, to the conversion of all of the outstanding existing preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis.

If completed, the contemplated restructuring transactions would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Post-restructuring, percentage ownership of common stock by holders of existing notes, holders of existing preferred stock and Dune’s current common stockholders, will be subject to dilution through issuance of equity compensation pursuant to Dune’s equity compensation plan.

“With the support of holders of our notes and preferred stock, and an ample lending commitment from Bank of Montreal, we are pleased to begin this critical step towards completing our financial restructuring plan,” said James A. Watt, Dune’s President and Chief Executive Officer. “We believe launching the exchange offer and the related transactions is an important step toward the goal of reducing Dune’s outstanding debt, while providing stability and operating flexibility that will benefit our stockholders, employees, customers, partners and vendors.”

As an alternative to the exchange offer, Dune is also soliciting consents from its noteholders and existing preferred stockholders to approve a prepackaged plan of reorganization in a chapter 11 bankruptcy proceeding (the “prepackaged plan”). If the exchange offer is not consummated, Dune intends to pursue the prepackaged plan; however, the decision to file a bankruptcy proceeding has not yet been made. If the requisite votes are received from holders of existing notes and exiting preferred stock accepting the prepackaged plan and it is confirmed by the bankruptcy court, the prepackaged plan would have principally the same effect as if 100% of the existing notes had been tendered in the exchange offer and all the existing preferred stock had been converted into common stock in accordance with the preferred stock consent solicitation. In the event the capital restructuring plan is implemented pursuant to the prepackaged plan, such restructuring plan is dependent upon a number of factors, including the filing of the prepackaged plan and the confirmation and consummation of the prepackaged plan in accordance with the provisions of the bankruptcy code, and obtaining new exit financing.

Dune does not anticipate any business interruption in its operations during the restructuring process, regardless of whether the restructuring is completed out of court or pursuant to a bankruptcy proceeding. Dune will continue its operations in the normal course, and all vendors and suppliers will continue to be paid in full under normal terms in the ordinary course of business, subject to receipt by Dune of authority to do so in the event of a bankruptcy filing.

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

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